                                                                    EXHIBIT 99.6
                                                                    ------------

                              INTIMATE BRANDS, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
           FIFTY-TWO WEEKS ENDED JANUARY 29, 2000 AND JANUARY 30, 1999
                      (IN THOUSANDS EXCEPT PER SHARE DATA)
                                   (UNAUDITED)


                           1999                                                    1998
                          Before                     1999                         Before                       1998
                        Restatement   Adjustment    Restated        % of Sales Restatement     Adjustment     Restated   % of Sales
                      -------------- ------------ ---------------  ----------- ------------- ------------- ------------- ----------
Net Sales               $ 4,510,836                $4,510,836                    $3,885,753                 $3,885,753

Gross Income              1,884,339    28,554       1,855,785        41.1%        1,595,397      26,706      1,568,691       40.4%

Gen'l, Admin. & Oper.
  Exp.                   (1,078,623)  (16,354)     (1,062,269)      -23.5%         (914,548)    (16,706)      (897,842)     -23.1%
                      -------------- ------------ ---------------  ----------- -------------  ------------ ------------- ----------

Operating Income            805,716    12,200         793,516        17.6%          680,849      10,000        670,849       17.3%

Interest Expense            (32,017)      -           (32,017)       -0.7%          (30,050)       -           (30,050)      -0.8%

Other Income, net             3,405       -             3,405         0.1%           16,400        -            16,400        0.4%
                      -------------- ------------ ---------------  ----------- -------------  ------------ ------------- ----------

Income Before Taxes         777,104    12,200         764,904        17.0%          667,199      10,000        657,199       16.9%

Income Taxes                311,000     5,000         306,000         6.8%          267,000       4,000        263,000        6.8%

   Effective Rate             40.0%                     40.0%                         40.0%                      40.0%
                      -------------- ------------ ---------------  ----------- -------------  ------------ ------------- ----------

Net Income                 $466,104    $7,200        $458,904        10.2%         $400,199      $6,000       $394,199       10.1%
                      ============== ============ ===============  =========== =============  ============ ============= ==========

Diluted Earnings Per
  Share*                      $1.84     $0.03           $1.81                       $1.51         $0.02          $1.49
                      ============== ============ ===============              =============  ============ =============

Dividends Per Share*          $0.55                     $0.55                       $0.53                        $0.53
                      ==============              ===============              =============               =============

Weighted Average
  Diluted Shares*           253,858                   253,858                     265,060                      265,060
                      ==============              ===============              =============               =============

* Adjusted to reflect 5% stock dividend declared June 22, 1999 as if it occurred at the beginning of 1998

For Further Information Contact:     Debbie Mitchell     (614) 415-7546